EXHIBIT 16.3

                         THE NATIONWIDE COMPANIES, INC.
                           4350 Oakes Road, Suite 512
                                 Davie, FL 33314
                                 (954) 584-5080



April 26, 2001


Samuel F. May, Jr., CPA
20283 State Rd. 7, Suite 300
Boca Raton, FL 33498


Re:  Letter  on change of  certifying  accountant  pursuant  to  Regulation  SK,
     Section 304(a)(3)

To Whom It May Concern:

     Enclosed is a copy of the amended Form 8-K which will be filed this day with the SEC. Pursuant to Regulation SK, Section 304(a)(3) we herewith request that your firm furnish us with a letter, addressed to the SEC, stating whether your firm agrees with the statements made in the disclosure set out as Item 4(a) in the Form 8K and, if not, stating the respects in which your firm does not agree.

     Please provide this letter as promptly as possible so that we can file the letter with the SEC within ten (10) business days from today.

     Your firm may provide us with an interim letter highlighting specific areas of concern and indicating a subsequent, more detailed letter will be forthcoming within the ten (10) business days noted above.

     We look forward to your timely response to this request.

                                   Very truly yours,

                                   /s/ Richard Loehr
                                   --------------------------
                                   Richard Loehr, Chairman, President and Chief
                                   Operating Officer




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